Exhibit 99.1

Contact:	Susannah Robinson
Director, Investor Relations
617-342-6129
susannah_robinson@cabot-corp.com

CABOT ANNOUNCES THIRD QUARTER 2009 OPERATING RESULTS

Operating Profits Up $46 million Over Second Quarter

BOSTON (July 29, 2009)- Cabot Corporation (NYSE: CBT) today announced results for its third quarter of fiscal 2009.

Quarterly Highlights

•	Volumes in all key businesses improved sequentially with emerging markets showing strongest signs of recovery.

•	Higher carbon black unit margins contributed to sequential performance improvement.

•	Restructuring and cost saving actions are ahead of plan and benefited results.

•	Strategic commitment to emerging market expansion continues with the completion of 150,000 metric tons of carbon black capacity in Tianjin, China.

•	Cash position remains strong, with a quarter end cash balance of $177 million after debt reduction of $46 million and dividend payments of $12 million.

(In millions, except per share amounts)	2009		2008
	Third Quarter	First 9 months	Third Quarter	First 9 months
Net sales	$511	$1,633	$840	$2,337
Net (loss)/ income	$(12)	$(66)	$27	$74
Diluted (loss)/ earnings per share from continuing operations	$(0.19)	$(1.04)	$0.43	$1.16
Less: Certain items per share	(0.25)	(0.90)	(0.09)	(0.11)
Adjusted earnings per share	$0.06	$(0.14)	$0.52	$1.27

For the third quarter of fiscal 2009, the Company reported a net loss of $12 million (a loss of $0.19 per common share from continuing operations). Adjusted EPS was income of $0.06 per common share, excluding $0.25 per common share of certain items principally related to restructuring charges.

Commenting on the results, Patrick Prevost, Cabot’s President and CEO, stated, “For the first time since the beginning of the downturn, we are seeing operating performance recover in a significant way. The profitability of our business segments improved by $51 million sequentially, excluding restructuring charges. We are encouraged by volume increases throughout the quarter, particularly in emerging markets where we remain committed to expanding our already strong competitive position. Carbon black margins improved due to aggressive commercial efforts and the reduced impact of older, high cost inventories. Our restructuring and cost saving actions are ahead of plan and benefited results during the quarter. Apart from carbon black, our Specialty Fluids Segment had a very strong quarter driven by favorable prices and increased activity in the North Sea and Kazakhstan. Progress continued in our New Business Segment with improved revenue and cash flow versus the prior year.”

Financial Detail

Segment Results

Core Segment- When compared to the second quarter of fiscal 2009, Rubber Blacks profitability increased by $28 million due to higher volumes and unit margins and lower operating expenses from restructuring and cost saving actions. Volumes increased by 8% sequentially, as improvements in emerging markets (China up 34%; Asia Pacific, excluding China, up 25%; South America up 6%) more than offset declines in more developed markets (North America and Europe each down 7%). When compared to the third quarter of fiscal 2008, profitability decreased by $32 million due to 24% lower volumes from weaker global demand in the tire and automotive markets and lower unit margins from older, high cost inventories. This decline was partially offset by lower operating expenses from restructuring and cost saving actions.

When compared to the second quarter of fiscal 2009, profitability in the Supermetals Business increased by $10 million due to higher volumes, particularly in Asia, and lower manufacturing expenses from cost saving actions and higher plant utilization. When compared to the third quarter of fiscal 2008 profitability increased by $5 million. Higher product prices and lower selling and administrative expenses from cost saving actions more than offset lower volumes due to weaker demand in the electronics market. The Supermetals Business continues to focus on cash generation and during the third quarter of fiscal 2009 generated $6 million in cash principally from positive operating results.

Performance Segment- When compared to the second quarter of fiscal 2009, profitability in the Performance Segment increased by $11 million. The increase was driven principally by higher volumes, particularly in emerging markets and the electronics and infrastructure market sectors. Sequentially, volumes increased by 12% in Performance Products and by 26% in Fumed Metal Oxides. When compared to the third quarter of fiscal 2008, profitability decreased by $22 million. The decrease was largely the result of lower volumes from weakness in the automotive, construction and electronics markets and was partially offset by lower operating expenses from restructuring and cost saving actions. Volumes were down 29% in Performance Products and 26% in Fumed Metal Oxides year over year.

Specialty Fluids Segment- When compared to the second quarter of fiscal 2009, profitability in the Specialty Fluids Segment increased by $5 million due to significantly higher revenues from favorable pricing and increased activity in the North Sea and Kazakhstan. When compared to the third quarter of fiscal 2008, profitability increased by $4 million principally due to favorable prices and lower operating expenses from cost saving actions.

New Business Segment- Year to date cash flow for the New Business Segment improved by $35 million when compared to the same period of fiscal 2008. The increase is principally due to revenue growth and benefits from cost saving actions. When compared to the second quarter of fiscal 2009, current quarter revenues declined by $2 million due to the timing of revenue in the Aerogel Business, partially offset by higher volumes and favorable product mix in the Inkjet Colorants Business.

Cash Performance- During the third quarter of fiscal 2009, operations generated $36 million of cash, including a $10 million decrease in working capital. The Company ended the quarter with a cash balance of $177 million, after dividend payments of $12 million and a $46 million reduction in debt, and $197 million of unused credit available under committed facilities. Capital expenditures were $27 million in the quarter.

Taxes- During the third quarter of fiscal 2009, the Company recorded a tax provision of $7 million. As anticipated, this included a $9 million reversal of tax benefits primarily attributable to the timing of losses in certain locations. There remain $6 million of previously recorded tax benefits that will reverse in the fourth quarter of fiscal 2009.

Outlook

Commenting on the outlook for the Company, Prevost said, “We are encouraged by the growth in our sales volumes and believe the non-discretionary nature of our customers’ end products will continue to provide support for the recovery. Although we remain cautious about the speed of the recovery, we have positioned the Company well to capitalize on demand improvements in our key end markets. We have completed the doubling of capacity at our carbon black plant in Tianjin, China, giving us the largest and lowest cost carbon black facility in the highest growth region in the world. Our restructuring activities remain on track to deliver in excess of $80 million in fixed cost savings on a fiscal 2010 run rate basis and approximately 30% of these savings will be realized in fiscal 2009. Additionally, our estimate of the restructuring costs has been reduced by $25 million. These actions are consistent with our global strategy and will strengthen our competitive positions in our key business segments.”

Earnings Call

The Company will host a conference call with industry analysts at 2:00 p.m. Eastern time on July 30, 2009. The call can be accessed through Cabot’s investor relations website at http://investor.cabot-corp.com.

Cabot Corporation, headquartered in Boston, Massachusetts, is a global performance materials company. Cabot’s major products are carbon black, fumed silica, inkjet colorants, aerogel, capacitor materials, and cesium formate drilling fluids. The Company’s website is: http://www.cabot-corp.com.

Forward-Looking Statements- This earnings release contains forward-looking statements based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future (including our expectations concerning the annualized fixed cost savings we expect from, and the costs associated with, our restructuring initiative and demand for our products), strategy for growth, market position, and expected financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Cabot, particularly its latest annual report on Form 10-K, could cause results to differ materially from those stated. These factors include, but are not limited to changes in raw material costs; costs associated with the research and development of new products, including regulatory approval and market acceptance; competitive pressures; successful integration of structural changes, including restructuring plans, and joint ventures; the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which the company does business; and severe weather events that cause business interruptions, including plant and power outages, or disruptions in supplier or customer operations.

Use of Non-GAAP Financial Measures- The preceding discussion of our results and the accompanying financial tables report adjusted EPS and also include information on our reportable segment sales and segment (or business) operating profit before taxes (“PBT”). Adjusted EPS and segment PBT are non-GAAP financial measures and are not intended to replace EPS and income (loss) from continuing operations before taxes, equity in net income of affiliated companies and minority interest, respectively, the most directly comparable GAAP financial measures. Both EPS and adjusted EPS are calculated on a diluted share basis. In calculating adjusted EPS and segment PBT, we exclude certain items, meaning items that are significant and unusual or infrequent and not believed to reflect the true underlying business performance, and, therefore, are not allocated to a segment’s results or included in adjusted EPS. Further, in calculating segment PBT we include equity in net income of affiliated companies, royalties paid by equity affiliates, minority interest and allocated corporate costs but exclude interest expense, foreign currency translation gains and losses, interest income, dividend income and unallocated corporate costs. Our chief operating decision-maker uses adjusted EPS to evaluate the underlying earnings power of the Company. Segment PBT is used to evaluate changes in the operating results of each segment before non-operating factors and before certain items and to allocate resources to the segments. We believe that these non-GAAP measures also assist our investors in evaluating the changes in our results and the Company’s performance. A reconciliation of adjusted EPS to EPS is shown in the table titled Certain Items and Reconciliation of Adjusted EPS, and a reconciliation of total segment PBT to income (loss) from operations before taxes, equity in net income of affiliated companies and minority interest is shown in the table titled Summary Results by Segments. The certain items that are excluded from our calculation of adjusted EPS and segment PBT are detailed in the table titled Certain Items and Reconciliation of Adjusted EPS.

Third Quarter Earnings Announcement, Fiscal 2009

CABOT CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS

Periods ended June 30	Three Months		Nine Months
Dollars in millions, except per share amounts (unaudited)	2009	2008	2009	2008
Net sales and other operating revenues	$511	$840	$1,633	$2,337
Cost of sales	443	703	1,478	1,966

Gross profit	68	137	155	371
Selling and administrative expenses	50	67	160	190
Research and technical expenses	16	20	53	55

Income (loss) from operations	2	50	(58)	126
Other income and expense
Interest and dividend income	—	—	2	3
Interest expense	(6)	(9)	(23)	(28)
Other income (expense)	2	(2)	(13)	(5)

Total other income and expense	(4)	(11)	(34)	(30)

(Loss) income from operations before income taxes	(2)	39	(92)	96
(Provision) benefit for income taxes	(7)	(8)	23	(13)
Equity in net income of affiliated companies, net of tax	—	2	2	6
Minority interest in net income, net of tax	(3)	(6)	1	(15)

(Loss) income from continuing operations	(12)	27	(66)	74
Loss from discontinued operations, net of tax (A)	—	—	—	—

Net (loss) income	$(12)	$27	$(66)	$74

Diluted (loss) earnings per share of common stock
Continuing operations	$(0.19)	$0.43	$(1.04)	$1.16
Discontinued operations (A)	(0.01)	—	(0.01)	—

Net (loss) income per share	$(0.20)	$0.43	$(1.05)	$1.16
Weighted average common shares outstanding
Diluted	63	63	63	63

(A)	Amounts relate to legal settlements in connection with our discontinued operations.

Third Quarter Earnings Announcement, Fiscal 2009

CABOT CORPORATION SUMMARY RESULTS BY SEGMENTS

Periods ended June 30	Three Months		Nine Months
Dollars in millions, except per share amounts (unaudited)	2009	2008	2009	2008
SALES
Core Segment	$310	$537	$1,049	$1,511
Rubber blacks	272	499	943	1,364
Supermetals	38	38	106	147
Performance Segment	149	247	438	695
Performance products	98	175	293	481
Fumed metal oxides	51	72	145	214
New Business Segment	14	14	48	37
Inkjet colorants	10	11	32	30
Aerogel(A)	2	2	11	5
Superior MicroPowders	2	1	5	2
Specialty Fluids Segment	19	17	45	49

Segment sales	492	815	1,580	2,292
Unallocated and other (A), (B)	19	25	53	45

Net sales and other operating revenues	$511	$840	$1,633	$2,337

SEGMENT PROFIT
Core Segment	$14	$41	$17	$89
Rubber blacks	11	43	18	87
Supermetals	3	(2)	(1)	2
Performance Segment	10	32	12	95
New Business Segment	(4)	(9)	(8)	(30)
Specialty Fluids Segment	9	5	17	18

Total Segment Profit (C)	29	69	38	172
Interest expense	(6)	(9)	(23)	(28)
Certain items (D)	(19)	(8)	(67)	(10)
Unallocated corporate costs (E)	(7)	(8)	(22)	(25)
General unallocated expense (F)	1	(3)	(16)	(7)
Less: Equity in net income of affiliated companies, net of tax	—	(2)	(2)	(6)

(Loss) income from continuing operations before income taxes, equity in net income of affiliated companies and minority interest	(2)	39	(92)	96
(Provision) benefit for income taxes	(7)	(8)	23	(13)
Equity in net income of affiliated companies, net of tax	—	2	2	6
Minority interest in net income, net of tax	(3)	(6)	1	(15)

(Loss) income from continuing operations	$(12)	$27	$(66)	$74
Loss from discontinued operations, net of tax (G)	—	—	—	—

Net (loss) income	$(12)	$27	$(66)	$74

Diluted (loss) earnings per share of common stock
Continuing operations	$(0.19)	$0.43	$(1.04)	$1.16
Discontinued operations (G)	(0.01)	—	(0.01)	—

Net (loss) income per share	$(0.20)	$0.43	$(1.05)	$1.16
Weighted average common shares outstanding
Diluted	63	63	63	63

Note: During the third quarter of fiscal 2008, management changed the way it manages the Company’s businesses. Accordingly, the segment results for all periods presented have been revised to reflect these changes.
(A)	Royalty income received by the Aerogel business, which has been included in Unallocated and other in prior periods, has been reclassified to Segment sales for all periods presented above.
(B)

Unallocated and other reflects an elimination for sales of one equity affiliate, prior to the consolidation of its results beginning April 1, 2008, offset by royalties paid by equity affiliates and other operating revenues and external shipping and handling fees.

(C)

Segment profit is a measure used by Cabot’s Chief Operating Decision-Maker to measure consolidated operating results, assess segment performance and allocate resources. Segment profit includes equity in net income of affiliated companies, royalty income, minority interest and allocated corporate costs.

(D)	Details of certain items are presented in the Certain Items and Reconciliation of Adjusted EPS table.
(E)

During the first quarter of fiscal 2009, management changed the allocation method of its corporate costs to its segments. Under this new method, costs that are not controlled by the segments and which primarily benefit corporate interests are not allocated to the segments. Prior periods have been recast to conform to the new allocation method.

(F)	General unallocated expense includes foreign currency transaction gains (losses), interest income, and dividend income.
(G)	Amounts relate to legal settlements in connection with our discontinued operations.

Third Quarter Earnings Announcement, Fiscal 2009

CABOT CORPORATION CONSOLIDATED FINANCIAL POSITION

	June 30,	September 30,
Dollars in millions, except share and per share amounts	2009	2008
	(unaudited)	(audited)
Current assets:
Cash and cash equivalents	$177	$129
Short-term marketable securities	1	1
Accounts and notes receivable, net of reserve for doubtful accounts of $7 and $5	417	646
Inventories:
Raw materials	121	193
Work in process	53	58
Finished goods	141	246
Other	31	26

Total inventories	346	523
Prepaid expenses and other current assets	45	72
Deferred income taxes	35	30
Assets held for sale	—	7

Total current assets	1,021	1,408

Investments:
Equity affiliates	57	53
Long-term marketable securities and cost investments	1	1

Total investments	58	54

Property, plant and equipment	2,928	2,921
Accumulated depreciation and amortization	(1,913)	(1,839)

Net property, plant and equipment	1,015	1,082

Other assets:
Goodwill	35	34
Intangible assets, net of accumulated amortization of $11 and $11	3	3
Assets held for rent	46	45
Deferred income taxes	196	173
Other assets	97	59

Total other assets	377	314

Total assets	$2,471	$2,858

Third Quarter Earnings Announcement, Fiscal 2009

CABOT CORPORATION CONSOLIDATED FINANCIAL POSITION

Dollars in millions, except share and per share amounts	June 30, 2009	September 30, 2008
	(unaudited)	(audited)
Current liabilities:
Notes payable to banks	$19	$91
Accounts payable and accrued liabilities	316	426
Income taxes payable	23	38
Deferred income taxes	4	7
Current portion of long-term debt	5	39

Total current liabilities	367	601

Long-term debt	551	586
Deferred income taxes	10	18
Other liabilities	286	294

Minority interest	98	110

Stockholders’ equity:
Preferred stock:
Authorized: 2,000,000 shares of $1 par value
Issued: None and none	—	—
Outstanding: None and none
Common stock:
Authorized: 200,000,000 shares of $1 par value
Issued: 64,109,606 and 65,403,100 shares	64	65
Outstanding: 64,015,510 and 65,277,715 shares
Less cost of 94,096 and 125,385 shares of common treasury stock	(3)	(4)
Additional paid-in capital	13	21
Retained earnings	1,042	1,143
Deferred employee benefits	(26)	(30)
Notes receivable for restricted stock	—	(21)
Accumulated other comprehensive income	69	75

Total stockholders’ equity	1,159	1,249

Total liabilities and stockholders’ equity	$2,471	$2,858

CABOT CORPORATION

In millions,	Fiscal 2008					Fiscal 2009
except per share amounts (unaudited)	Dec. Q.	Mar. Q.	June Q.	Sept. Q.	FY	Dec. Q.	Mar. Q.	June Q.	Sept. Q.	FY
Sales
Core Segment	$463	$511	$537	$553	$2,064	$444	$295	$310		$1,049
Rubber blacks	410	454	499	505	1,868	399	272	272		943
Supermetals	53	57	38	48	196	45	23	38		106
Performance Segment	211	236	247	237	931	157	132	149		438
Performance products	141	164	175	165	645	105	90	98		293
Fumed metal oxides	70	72	72	72	286	52	42	51		145
New Business Segment	10	14	14	20	58	18	16	14		48
Inkjet colorants	8	11	11	13	43	13	9	10		32
Aerogel (A)	1	2	2	5	10	4	5	2		11
Superior MicroPowders	1	1	1	2	5	1	2	2		5
Specialty Fluids Segment	16	16	17	19	68	15	11	19		45

Segment Sales	700	777	815	829	3,121	634	454	492		1,580
Unallocated and other (A), (B)	11	9	25	25	70	18	16	19		53

Net sales and other operating revenues	$711	$786	$840	$854	$3,191	$652	$470	$511		$1,633

Segment Profit
Core Segment	$19	$29	$41	$18	$107	$27	$(24)	$14		$17
Rubber blacks	16	28	43	21	108	24	(17)	11		18
Supermetals	3	1	(2)	(3)	(1)	3	(7)	3		(1)
Performance Segment	31	32	32	24	119	3	(1)	10		12
New Business Segment	(12)	(9)	(9)	(5)	(35)	(3)	(1)	(4)		(8)
Specialty Fluids Segment	8	5	5	6	24	4	4	9		17

Total Segment Profit (Loss) (C)	46	57	69	43	215	31	(22)	29		38
Interest expense	(9)	(9)	(9)	(10)	(37)	(9)	(8)	(6)		(23)
Certain items (D)	10	(12)	(8)	(3)	(13)	(2)	(46)	(19)		(67)
Unallocated corporate costs (E)	(7)	(10)	(8)	(3)	(28)	(7)	(8)	(7)		(22)
General unallocated expense (F)	(4)	(1)	(3)	(10)	(18)	(10)	(7)	1		(16)
Less: Equity in net income of affiliated companies, net of tax	(2)	(2)	(2)	(2)	(8)	(2)	—	—		(2)

Income (loss) before income taxes, equity in net income of affiliated companies and minority interest	34	23	39	15	111	1	(91)	(2)		(92)
Benefit (provision) for income taxes	6	(11)	(8)	(1)	(14)	(1)	31	(7)		23
Equity in net income of affiliated companies, net of tax	2	2	2	2	8	2	—	—		2
Minority interest in net income, net of tax	(6)	(3)	(6)	(5)	(20)	2	2	(3)		1

Income (loss) from continuing operations	36	11	27	11	85	4	(58)	(12)		(66)
Loss from discontinued operations, net of tax (G)	—	—	—	—	—	—	—	—		—
Net income	36	11	27	11	85	4	(58)	(12)		(66)
Diluted earnings (loss) per share of common stock
Continuing operations	$0.56	$0.17	$0.43	$0.18	$1.34	$0.07	$(0.92)	$(0.19)		$(1.04)
Discontinued operations (G)	—	—	—	—	—	—	—	(0.01)		(0.01)

Net income (loss)	$0.56	$0.17	$0.43	$0.18	$1.34	$0.07	$(0.92)	$(0.20)		$(1.05)
Weighted average common shares outstanding
Diluted	64	64	63	64	64	64	63	63		63

Note: During the third quarter of fiscal 2008, management changed the way it manages the Company’s businesses. Accordingly, the segment results for all periods presented have been revised to reflect these changes.
(A)	Royalty income received by the Aerogel business, which has been included in Unallocated and other in prior periods, has been reclassified to Segment sales for all periods presented above.

(B)

Unallocated and other reflects an elimination for sales of one equity affiliate, prior to the consolidation of its results beginning April 1, 2008, offset by royalties paid by equity affiliates and other operating revenues and external shipping and handling fees.

(C)

Segment profit is a measure used by Cabot’s Chief Operating Decision-Maker to measure consolidated operating results, assess segment performance and allocate resources. Segment profit includes equity in net income of affiliated companies, royalty income, minority interest and allocated corporate costs.

(D)	Details of certain items are presented in the Certain Items and Reconciliation of Adjusted EPS table.
(E)

During the first quarter of fiscal 2009, management changed the allocation method of its corporate costs to its segments. Under this new method, costs that are not controlled by the segments and which primarily benefit corporate interests are not allocated to the segments. Prior periods have been recast to conform to the new allocation method.

(F)	General unallocated expense includes foreign currency transaction gains (losses), interest income, and dividend income.
(G)	Amounts relate to legal settlements in connection with our discontinued operations.

Third Quarter Earnings Announcement, Fiscal 2009

CABOT CORPORATION CERTAIN ITEMS AND RECONCILIATION OF ADJUSTED EPS

Periods ended June 30	Three Months				Nine Months
Dollars in millions, except per share amounts (unaudited)	2009	2009	2008	2008	2009	2009	2008	2008
	$	per share(A)	$	per share(A)	$	per share(A)	$	per share(A)
Certain items before income taxes
Environmental reserves and legal settlements	$—	—	$(2)	$(0.03)	—	—	$(3)	$(0.04)
CEO transition costs	—	—	—	—	—	—	(4)	(0.04)
Write-down of impaired investments	—	—	—	—	(1)	(0.01)	—	—
Restructuring initiatives:
- 2008 Global	—	—	(5)	(0.05)	(1)	(0.01)	(5)	(0.05)
- 2009 Global	(19)	(0.25)	—	—	(64)	(0.87)	—	—
- Altona, Australia	—	—	—	—	—	—	18	0.20
- North America	—	—	(1)	(0.01)	(2)	(0.02)	(14)	(0.16)
- Europe (B)	—	—	—	—	1	0.01	(2)	(0.02)

Total certain items	(19)	(0.25)	(8)	(0.09)	(67)	(0.90)	(10)	(0.11)

- Discontinued operations (C)	—	(0.01)	—	—	—	(0.01)	—	—

Total certain items and discontinued operations	$(19)	$(0.26)	$(8)	$(0.09)	$(67)	$(0.91)	$(10)	$(0.11)

Tax impact of certain items and discontinued operations	3	—	2	—	10	—	3	—

Total certain items and discontinued operations after tax	$(16)	$(0.26)	$(6)	$(0.09)	$(57)	$(0.91)	$(7)	$(0.11)

Periods ended June 30	Three Months		Nine Months
Dollars in millions (unaudited)	2009	2008	2009	2008
Statement of Operations Line Item
Cost of sales	(18)	$(4)	(59)	$(1)
Selling and administrative expenses	(1)	(4)	(6)	(9)
Research & Development	—	—	(2)	—

Total certain items	$(19)	$(8)	$(67)	$(10)

NON-GAAP MEASURE:
Periods ended June 30	Three Months		Nine Months
Dollars in millions, except per share amounts (unaudited)	2009	2008	2009	2008
	per share(A)	per share(A)	per share(A)	per share(A)
Reconciliation of Adjusted EPS to GAAP EPS
Total Diluted EPS	$(0.20)	$0.43	$(1.05)	$1.16
Discontinued operations	(0.01)	—	(0.01)	—

Continuing operations	$(0.19)	$0.43	$(1.04)	$1.16
Certain items	(0.25)	(0.09)	(0.90)	(0.11)

Adjusted EPS	$0.06	$0.52	$(0.14)	$1.27

(A)	Per share amounts are calculated after tax.
(B)	Benefit relates to former carbon black facilities.
(C)	Amounts relate to legal settlements in connection with our discontinued operations